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                                                                     EXHIBIT 2.3

                           SECOND AMENDING AGREEMENT

      Second Amending Agreement (the "AGREEMENT") dated as of February 11, 2005 between Bolton Steel Tube Go. Ltd., an Ontario corporation (the "SELLER"), BST Acquisition, Ltd., a New Brunswick corporation (the "PURCHASER") and Winston Penny and Henry Koury, Executives (together, the "PRINCIPALS").

                                    RECITALS

      WHEREAS the Seller, Purchaser and Principals are parties to an Asset Purchase Agreement dated on or about July 22, 2004 pursuant to which Seller has agreed to sell and Purchaser has agreed to purchase substantially all of the assets and business of Seller located at 2495 Haines Rd., Mississauga, Ontario, as such Asset Purchase Agreement is amended by a First Amending Agreement dated as of December 15, 2004 between the same parties (together, the "PURCHASE AGREEMENT");

      AND WHEREAS the parties hereto wish to amend the terms of the Purchase Agreement in the manner set forth herein;

      NOW THEREFORE in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties hereto do hereby agree as follows:

SECTION 1 DEFINED TERMS.

      Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings specified in the Purchase Agreement.

SECTION 2 EXTENSION OF OUTSIDE CLOSING DATE.

      The parties agree that the references in Sections 1.1, 1.6(a), 1.6(b), 1.6(c), 1.6(d) and 1.8 of the Purchase Agreement to "February 15, 2005" are hereby all amended to refer to "February 18, 2005".

SECTION 3 AMENDMENTS TO PURCHASE AGREEMENT.

(1)   AMENDMENT TO SECTION 1.10A

      Section 1.10A of the Purchase Agreement is hereby amended by deleting the words "up to an aggregate maximum of Eight Million Five Hundred Thousand ($8,500,000) Dollars", such that the note and security of Seller referred to in such Section shall be subordinated to the first security position of Purchaser's senior financial institutional lender, subject to the satisfaction of the condition of Closing in favour of the Seller that the Seller (i) must be satisfied on or prior to Closing with the terms and conditions of the Purchaser's loan agreement and all related security and other documentation with such senior financial institutional lender, and (ii) must have entered into subordination and postponement arrangements with such senior financial institutional lender that are acceptable to the Seller.

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      Purchaser hereby agrees to deliver to Seller copies of the Purchaser's loan agreement and all related security and other documentation with the senior financial institutional lender referred to in the above paragraph as soon as possible but in any event no later than February 15, 2005.

(2)   ADDITIONAL CONDITIONS OF CLOSING

      The Purchase Agreement is hereby amended by adding the following conditions of closing in favour of Seller to Article VII:

            "7.8 Seller and Purchaser shall have executed and delivered a purchase and services agreement whereby (x) Purchaser will sell tubing and raw material to Seller as and when requested on a purchase order basis, and (y) Purchaser will provide "slitting" services to Seller, such agreement to have a term of one year from the Closing Date and to be in the form or substantially in the form of Exhibit "A" annexed with such amendments thereto as are reasonably required by the Seller and reasonably acceptable to the Purchaser.

            7.9 Purchaser shall pay by certified cheque or bankers' draft all amounts due and owing by Purchaser or Steelbank Inc. to Seller on the Closing Date for goods and services delivered or provided by Seller to either of such entities in the ordinary course, such amounts being estimated to be approximately $190,000.00 in the aggregate.

            7.10 The Seller on the one hand and Messrs. Siegel, Madigan and Greenberg on the other hand shall have executed and delivered a priorities agreement containing terms and provisions confirming the ranking of security and indebtedness, as well as the entitlement to and order of payments from the Purchaser that is in form and content acceptable to Seller, acting reasonably; provided that the Seller agrees that in such agreement the Seller shall agree that the security granted to it by the Purchaser pursuant to this Purchase Agreement shall rank in equal priority, on a pari passu basis and behind the senior financial institutional lender of the Purchaser, to the security granted to each of Messrs. Siegel, Madigan and Greenberg with respect to three separate promissory notes, each in the principal amount of $135,000; and the Purchaser shall have received copies of all documentation in connection with such indebtedness and security as it shall reasonably request."

            7.11 If Purchaser's senior financial institutional lender requires, as a condition of extending financing to Purchaser, 1387746 Ontario Inc. to execute any landlord waiver, Seller must be satisfied, acting reasonably, with the form and content of any such landlord waiver

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                                      -3-

            and such waiver must include an arrangement with such senior financial institutional lender of the rent owing under the lease of the 2495 Haines Road Premises in a form acceptable to the Seller.

SECTION 4 CONFIRMATION.

      Except as otherwise amended hereby, the Purchase Agreement shall remain in full force and effect in accordance with its terms. From and following the date hereof, each reference in the Purchase Agreement to "this Agreement" and each reference to the Purchase Agreement in any and all other agreements, documents and instruments delivered by Seller, Purchaser and Principals or any other Person shall mean and be a reference to the Purchase Agreement as amended by this Agreement.

SECTION 5 GOVERNING LAW.

      This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

SECTION 6 CONFLICT OR INCONSISTENCY.

      In the event there is any conflict or inconsistency between the provisions of this Agreement and any of the provisions of the Purchase Agreement, the provisions of this Agreement shall prevail.

SECTION 7 COUNTERPARTS.

      This Agreement may be executed in any number of counterparts (including counterparts by facsimile), each of which when so executed shall be deemed to be an original and the counterparts together shall constitute one and the same agreement.

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      IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                             BST ACQUISITION, LTD.

                                             By: /s/ RICHARD E. CLARK
                                                 -------------------------------
                                                 Name: RICHARD E. CLARK

                                                 Title:

                                             BOLTON STEEL TUBE CO. LTD.

                                             By: /s/ WINSTON PENNY
                                                 -------------------------------
                                                 Name:

                                                 Title:

/s/ [ILLEGIBLE]                                  /s/ WINSTON PENNY
-------------------------------                  -------------------------------
WITNESS                                          WINSTON PENNY

/s/ [ILLEGIBLE]                                  /s/ HENRY KOURY
-------------------------------                  -------------------------------
WITNESS                                          HENRY KOURY